Exhibit 5.1

                [Letterhead of Cadwalader, Wickersham & Taft LLP]


September 8, 2009


PASSUR Aerospace, Inc.
47 Arch Street
Greenwich, CT 06830


Re:   Registration Statement on Form S-8

   Ladies and Gentlemen:

   We have acted as special counsel to PASSUR Aerospace, Inc., a New York corporation (the "Company") in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of up to 500,000 shares of common stock, par value $.01 per share, of the Company (the "Shares") to be issued and sold under the 2009 Stock Incentive Plan (the "Plan").

   In rendering the opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinion expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy of, the statements and representations of officers and other representatives of the Company and we have relied upon certificates and oral or written statements and other information obtained from the Company and public officials.

   We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York.

   Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company pursuant to the Plan, will be validly issued, fully paid and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In doing so, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

Very truly yours,



/s/ Cadwalader, Wickersham & Taft LLP